As filed with the Securities and Exchange Commission on October 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VONTIER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-2783455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Vontier Corporation

5420 Wade Park Boulevard, Suite 206

Raleigh, NC

(Address of principal executive offices)

27607

(Zip Code)

Vontier Corporation 2020 Stock Incentive Plan

Vontier Corporation Executive Deferred Incentive Plan

Vontier Retirement Savings Plan

Vontier Union Retirement Savings Plan

(Full title of the plan)

Courtney Kamlet

Vice President, Associate General Counsel and Corporate Secretary

Vontier Corporation

5420 Wade Park Boulevard, Suite 206

Raleigh, NC 27607

(Name and address of agent for service)

(984) 247-8308

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common stock, par value $0.0001 per share	24,000,000(1) (2)	$30.50	$732,000,000	$79,861.20
Deferred Compensation Obligations	$80,000,000(3)	100%	$80,000,000	$8,728.00
Interest in the Vontier Retirement Savings Plan	Indeterminate(3)	N/A(5)	N/A(5)	N/A(5)
Interest in the Vontier Union Retirement Savings Plan	Indeterminate(3)	N/A(5)	N/A(5)	N/A(5)

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers the issuance of (i) 17,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Vontier Corporation that may be offered or issued under the Vontier Corporation 2020 Stock Incentive Plan, (ii) 2,000,000 shares of Common Stock that may distributed by Vontier Corporation pursuant to its obligations under the Vontier Corporation Executive Deferred Incentive Plan in connection with a participant’s election to invest a portion of his or her interest in such plans in Common Stock of Vontier Corporation, and (iii) 5,000,000 shares of Common Stock that may be acquired by the Vontier Retirement Savings Plan and the Vontier Union Retirement Savings Plan in connection with a participant’s election to invest a portion of his or her interest in such plan in a fund that invests in Common Stock.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of Vontier Corporation that become issuable under the Vontier Corporation 2020 Stock Incentive Plan, the Vontier Corporation Executive Deferred Incentive Plan, the Vontier Retirement Savings Plan or the Vontier Union Retirement Savings Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock of Vontier Corporation.

(3)

Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers unsecured obligations of Vontier Corporation to pay deferred compensation in the future in accordance with the terms of the Vontier Corporation Executive Deferred Incentive Plan and an indeterminate number of plan interests to be offered or sold pursuant to the Vontier Retirement Savings Plan and the Vontier Union Retirement Savings Plan.

(4)

Estimated, solely for the purpose of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock on September 29, 2020 in the “when-issued” trading market as reported on the New York Stock Exchange, and based on an estimated amount of $80,000,000 Deferred Compensation Obligations.

(5)	Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Vontier Corporation (the “Registrant,” “Vontier,” “us,” “our,” or “we”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 17,000,000 shares of Vontier’s Common Stock that may be offered or issued under the Vontier Corporation 2020 Stock Incentive Plan, (ii) $80,000,000 of deferred compensation obligations for issuance pursuant to the Vontier Corporation Executive Deferred Incentive Plan and 2,000,000 shares of Vontier’s Common Stock to be issued pursuant to the Vontier Corporation Executive Deferred Incentive Plan, and (iii) an indeterminate number of plan interests pursuant to the Vontier Retirement Savings Plan and the Vontier Union Retirement Savings Plan (collectively, the “Plans”) and 5,000,000 shares of Vontier’s Common Stock to be issued pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to employees and other participants in (i) the Vontier Corporation 2020 Stock Incentive Plan, (ii) the Vontier Corporation Executive Deferred Incentive Plan, (iii) the Vontier Retirement Savings Plan and (iv) the Vontier Union Retirement Savings Plan, covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the:

(1) Registrant’s Registration Statement on Form 10 filed with the Commission on September 1, 2020, as amended (File No. 001-39483), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) Registrant’s Current Report on Form 8-K filed on September 30, 2020 (except, with respect to the foregoing, for portions of such report which were deemed to be furnished and not filed); and

(3) description of the Registrant’s Common Stock contained in the Information Statement filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form  10 dated September 1, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation will contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.

We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Amended and Restated Certificate of Incorporation of Vontier Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 001-39483), filed with the Commission on September 1, 2020).

4.2	Form of Amended and Restated By-Laws of Vontier Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File No. 001-39483), filed with the Commission on September 1, 2020).

5.1*	Opinion of Counsel

10.1	Form of Vontier Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form 10 (File No. 001-39483), filed with the Commission on September 1, 2020).

10.2	Form of Vontier Corporation Executive Deferred Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form 10 (File No. 001-39483), filed with the Commission on September 1, 2020).

10.3	Form of Vontier Retirement Savings Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form 10 (File No. 001-39483), filed with the Commission on September 1, 2020).

10.4	Form of Vontier Union Retirement Savings Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form 10 (File No. 001-39483), filed with the Commission on September 1, 2020).

23.1*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of October, 2020.

VONTIER CORPORATION

By:	/s/ Mark D. Morelli
Name: Mark D. Morelli
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark D. Morelli, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign the Registration Statement on Form S-8 of Vontier Corporation and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Martin Gafinowitz Martin Gafinowitz	Director	October 6, 2020

/s/ Karen C. Francis Karen C. Francis	Director	October 6, 2020